UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 29, 2007

Date of Report (Date of earliest event reported)

iBASIS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-27127	04-3332534
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Second Avenue, Burlington, MA  01803

(Address of Principal Executive Offices) (Zip Code)

(781) 505-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01                     Changes in Registrant’s Certifying Accountant.

(b)                                 On October 30, 2007, iBasis engaged PricewaterhouseCoopers (“PwC”) to serve as our independent registered public accounting firm to review our consolidated financial statements for the three and nine month periods ended September 30, 2007. As previously disclosed in our Current Report on Form 8-K filed on October 15, 2007, iBasis engaged PwC to serve as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2007 on October 15, 2007.

During the fiscal years ended December 31, 2006 and 2005, and the subsequent interim period through October 15, 2007, neither iBasis (nor someone on its behalf) consulted PwC regarding (i) either, the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event.

Item 5.02.                  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 On October 29, 2007 iBasis accepted the resignation of Dan Powdermaker as our Senior Vice President, Worldwide Sales with immediate effect.

(e)                                  On October 29, 2007, the Compensation Committee of our Board of Directors approved amendments to the iBasis 2007 Executive Bonus Plan (“Bonus Plan”) in connection with the closing, on October 1, 2007, of the transaction with KPN B.V. by which iBasis acquired the international wholesale business of KPN B.V (the “Transaction”). The primary reasons for the adoption of these amendments are that payments under the Bonus Plan were to be based on the financial performance of iBasis as a stand alone business which is no longer appropriate following the closing of the Transaction, and our focus on achieving Transaction synergies in the fourth quarter, the financial benefit of which we expect to continue in future periods.

The Bonus Plan was amended to provide for 1) the payment of bonuses to our executive officers based upon our financial performance for the three quarters ended September 30, 2007 against the 2007 financial plan (amended from net income to adjusted EBITDA or, in the case of Messrs. Gneezy and VanderBrug, adjusted EBITDA less expenses related to the investigation of our historical option granting practices) and pro-rated for three quarters of each executive’s annual target amount, such amounts to be paid in the fourth quarter of 2007, and 2) the determination of the payment amount in respect of the remaining one quarter of each executive’s target amount to be based upon the extent to which we achieve targeted Transaction synergies as measured by gross margin improvements, subject to the achievement of a specified minimum level of gross profit. We consider the actual targeted gross margin improvement and the actual minimum gross profit amount to be proprietary and confidential. Subject to achieving the required minimum gross profit, actual payment of the fourth quarter target amounts will range from 0% to 200% of the target amount depending on the degree to which the targeted Transaction synergies are achieved. The actual bonus payments under such awards may, at the discretion of the Compensation Committee of the Board of Directors, be less than or greater than the target amounts, depending on the Corporation’s business performance, and performance of individuals, regardless of whether the goals upon which such bonuses are based are achieved. The approved payment amounts for our named executive officers in respect of the three quarters ended September 30, 2007 under the Bonus Plan are: Ofer Gneezy $96,784; Gordon VanderBrug $82,958; Paul Floyd $65,835; Richard Tennant $65,835; and Dan Powdermaker $33,071. The fourth quarter target amounts under the Bonus Plan for our named executive officers are: Ofer Gneezy $87,500; Gordon VanderBrug $75,000; Paul Floyd $47,500; and Richard Tennant $47,500. As disclosed in Item 5.02(b) above, Mr. Powdermaker resigned on October 29, 2007 and is no longer eligible to participate in the Bonus Plan.

In addition, the Compensation Committee approved a broad based incentive opportunity (the “Transaction Synergy Incentive”) for all employees, including our named executive officers, tied to the achievement of Transaction synergies during the fourth quarter of 2007, as measured by gross margin improvements, subject to the achievement of a specified minimum level of gross profit, with target payments generally ranging from 2% to 5% of annual salary, except that certain employees with greater responsibility for achieving Transaction synergies are given higher incentive opportunities. We consider the actual targeted gross margin improvement and the actual minimum gross profit amount to be proprietary and confidential. Subject to achieving the required minimum gross profit, actual payment of the fourth quarter target amounts will range from 0% to 200% of the target amount depending on the degree to which the targeted Transaction synergies are achieved. Transaction Synergy Incentive target amounts for our named executive officers are: Ofer Gneezy $17,500, Gordon VanderBrug $15,000, Paul Floyd $30,000, and Richard Tennant $12,500.

Item 7.01                     Regulation FD Disclosure.

On October 30, 2007 iBasis issued a press release announcing the appointment of Edwin van Ierland as Senior Vice President, Sales replacing Dan Powdermaker who resigned on October 29, 2007. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01                     Financial Statements and Exhibits.

(d) Exhibits.

99.1  Press Release, dated October 30, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2007	iBASIS, INC.

By: /s/ Mark S. Flynn
Mark S. Flynn
Chief Legal Officer and
Corporate Secretary